JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release

JDA Software Provides Update on Review of Revenue Recognition;
Intends to Restate Financial Statements

Scottsdale, Ariz. - April 10, 2012 - JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced that based on the ongoing review of its revenue recognition policies and the application of these policies during the fiscal years 2008 to 2011, the Audit Committee of the Company's Board of Directors has made a determination that the Company's annual and quarterly results within such fiscal periods should be restated. As a result, the Company's previously issued financial statements for its fiscal years ended December 31, 2008, 2009 and 2010 and the related independent auditor's report, along with the financial statements for the interim periods ended March, June and September 2011 and the interim periods in the fiscal years ended December 31, 2008, 2009 and 2010 should no longer be relied upon.

Anticipated Adjustments and Areas Under Review
The Company is determining and quantifying the specific adjustments that need to be made to each of the periods affected. Based on the review to date, the Company anticipates making adjustments in the following area:

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Software license revenue for certain transactions linked to associated services agreements should have been recognized when the services agreements were signed, as opposed to at the time that the license agreement was signed. Accordingly, the license revenue will generally be deferred from the quarter originally recognized, into the immediately subsequent quarter, when the services agreement was signed.

Additionally, the Company is continuing to evaluate the following areas:

•
Certain software license contracts recorded in 2009 and 2010 that included a clause protecting customers from discontinued products are being re-evaluated to determine if that language implies a future deliverable. If this determination is made, the Company would generally be required to recognize the revenue associated with these contracts over the initial term of the maintenance contract, which is typically a three year period, instead of up front, as originally recorded.

•
Vendor Specific Objective Evidence (“VSOE”) for Cloud Services in 2008 through 2010 is being re-evaluated to determine if the Company has met the appropriate requirements to recognize associated license revenue up front. If it is determined that these requirements were not met, the license revenue would be recognized over a period of up to three years.

Expected Effects of Anticipated Restatement
Based on the review to date and these expected revenue adjustments, JDA anticipates the following regarding the restatement of its financial statements:

•	The Company continues to believe that the restatement will change the time period during which revenue was recognized, as opposed to the existence of the reported revenue.

•	Neither reported cash flow from operations nor reported cash balances are consequently expected to be impacted.

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As a result of the Company's decision to restate its financial statements, it also expects to record miscellaneous adjustments that were identified in prior periods, but not recorded due to the items being immaterial.

To date, the Company has not identified any instances of intentional wrongdoing, and is continuing to cooperate with the Corporation Finance and Enforcement divisions of the U.S. Securities and Exchange Commission (SEC) as work continues.

JDA Software Provides Update on Review of Revenue Recognition; Intends to Restate Financial Statements
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Timeline Going Forward
The Company continues to perform its review in order to conclude and quantify the impact. Additionally, the Company is continuing to evaluate its internal controls over financial reporting. The Company expects to complete this process and file its restated financial statements over the course of the next few months. The Company does not expect to timely file its Form 10-Q for the quarter ended March 31, 2012 by the May 9, 2012 deadline. Subject to the completion of the audit of the restated financial statements by its independent auditors and the SEC's ongoing inquiry, the Company expects to be timely with its filings by the August deadline for filing the second quarter Form 10-Q.

About JDA Software Group, Inc.
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA's multiple service options, delivered via the JDA® Private Cloud, provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Corporate Communications Contact:
Beth Elkin, Vice President, Marketing and Communications
beth.elkin@jda.com
469-357-4225

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, statements regarding the anticipated schedule and results of the restatement, and actual timing and results could differ materially.  Among the factors that could cause them to differ are the process of completing the accounting reviews and adjustments, interactions with our outside auditors, and the discovery of other issues, facts or evidence not currently known or identified. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260